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ACQUISITION OF OPPENHEIMER FUND AND OPPENHEIMER STRATEGIC INCOME & GROWTH FUND

On June 20, 1997, the Fund acquired all the net assets of Oppenheimer Fund, pursuant to an agreement and plan of reorganization approved by the Oppenheimer Fund shareholders on October 10, 1996. The Fund issued 21,161,450, 233,975 and 246,193 shares of beneficial interest for Class A, Class B, and Class C, respectively, value at $321,019,208, $3,521,330, and $5,285,050, in exchange for the net assets, resulting in combined Class A net assets of $675,300,917, Class B net assets of $60,510,384 and Class C net assets of $45,364,088 on June 20, 1997. The net assets acquired included net unrealized appreciation of $114,271,242. The exchange qualified as a tax-free reorganization for federal income tax purposes.

On June 20, 1997, the Fund acquired all the net assets of Oppenheimer Strategic Income & Growth Fund, pursuant to an agreement and plan of reorganization approved by the Oppenheimer Strategic Income & Growth Fund shareholders on March 10, 1997. The Fund issued 3,530,859, 2,758,332 and 246,193 shares of beneficial interest for Class A, Class B, and Class C, respectively, valued at $53,563,144, $41,512,901, and $3,712,604, in exchange for the net assets, resulting in combined Class A net assets of $675,300,917, Class B net assets of $60,510,384 and Class C net assets of $45,364,088 on June 20, 1997. The net assets acquired included net unrealized appreciation of $8,093,961. The exchange qualified as a tax-free reorganization for federal income tax purposes.